UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8‑K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2018
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3911 Sorrento Valley Boulevard, Suite 110	92121
San Diego, CA	(Zip Code)
(Address of principal executive offices)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.
As previously disclosed in the Current Report on Form 8-K filed on August 9, 2018 with the Securities and Exchange Commission (“SEC”) by Ligand Pharmaceuticals Incorporated (“Ligand”), on August 9, 2017, Ligand’s wholly owned subsidiary Ligand Holdings UK Ltd (collectively with Ligand, the “Company”) issued an announcement (the “Rule 2.7 Announcement”) under Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Code”) disclosing the terms of a recommended cash offer for the entire issued and to be issued share capital of Vernalis plc (“Vernalis”), a publicly-traded company listed on the London Stock Exchange. This Current Report on Form 8-K is being filed in connection with the completion of the acquisition by the Company of Vernalis (the “Acquisition”).
Item 2.01. Completion of Acquisition or Disposition of Assets.
On October 10, 2018 (the “Closing Date”), the Company completed the Acquisition. Pursuant to the terms of the Rule 2.7 Announcement, the Vernalis shareholders are entitled to receive £0.062 per share in cash. The Company will pay approximately $42.3 million for Vernalis, offset by approximately $32 million of net cash on hand at Vernalis, after deal costs. Vernalis is a structure-based drug discovery biotechnology company with a broad pipeline of partnered programs and ongoing collaborations.
The foregoing description of the Acquisition is qualified in its entirety by reference to the Rule 2.7 Announcement, a copy of which was filed as Exhibit 2.1 to the Ligand’s Current Report on Form 8-K filed with the SEC on August 9, 2018.
Foreign Exchange Conversion

Amounts converted from pound sterling to U.S. dollars have been converted at the prevailing exchange rate as of the date of this announcement.

Item 9.01. Financial Statements and Exhibits.
(a)    Financial Statements of Businesses Acquired.
The financial statements of Vernalis required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b)    Pro Forma Financial Information.
The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED
Date: October 10, 2018	By: /s/ Charles Berkman Name: Charles Berkman Title: Senior Vice President, General Counsel and Secretary